EXHIBIT 99.1

Oct. 1, 2004

Media:	John Sousa or David Byford (713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom (713) 507-6466

DYNEGY ANNOUNCES COMPLETION OF ILLINOIS POWER SALE

•	Sale of regulated energy delivery business further solidifies strategic focus on core power generation and natural gas liquids businesses

•	Transaction significantly reduces company’s debt

•	Dynegy’s generation assets in Illinois will continue to experience strong utilization through power purchase agreement with AmerenIP

HOUSTON (Oct. 1, 2004) – Dynegy Inc. (NYSE: DYN) today announced that it has completed the sale of Decatur, Ill.-based Illinois Power Company to Ameren Corporation (NYSE: AEE). The $2.3 billion transaction included Ameren’s assumption of $1.8 billion of Illinois Power’s debt and preferred stock, cash proceeds of $375 million and an additional $100 million of cash placed in escrow.

“The completion of this strategic and financial milestone – a key element of the company’s self-restructuring initiative that is in its latter stages – further solidifies Dynegy’s position as a leading energy company focused on the growth of our merchant power generation and natural gas liquids businesses,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “In keeping with our goal of achieving an appropriate capital structure for our company, this transaction eliminates a significant amount of debt and dramatically reduces near-term maturities. In less than two years, we have lowered our debt level from almost $9 billion to approximately $5.5 billion projected for the end of 2004, while maintaining substantial cash and liquidity.

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DYNEGY ANNOUNCES COMPLETION OF ILLINOIS POWER SALE

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“We remain fully committed to the financial discipline and strong operational performance that have resulted in significant value-creation for our debt and equity holders,” Williamson added. “In addition to adhering to these commitments, we will continue our focus on maximizing our performance and positioning Dynegy to capture even greater value for investors as the U.S. economy builds further momentum.”

The transaction received the requisite regulatory approvals from the Federal Energy Regulatory Commission (FERC), the Illinois Commerce Commission and, most recently, the Securities and Exchange Commission. The FERC’s approval order included the sale of Dynegy’s 20 percent interest in the Joppa power generation facility in Joppa, Ill. to Ameren. In addition, the FERC approved a two-year power purchase agreement under which Illinois Power will annually purchase from Dynegy up to 2,800 megawatts of capacity and 11.3 million megawatt-hours of energy through 2006 – enough to serve approximately 70 percent of Illinois Power’s customer demand. Substantially all of the capacity and energy will be provided by Dynegy’s power generation facilities in Illinois.

As a result of the sale, nearly 1,800 Illinois Power employees are now part of AmerenIP. Through its power generation business, Dynegy will continue to be one of the largest suppliers of energy to the state of Illinois. The company owns and operates nine power plants in Illinois totaling nearly 4,000 megawatts of generating capacity. Dynegy’s 2,200-employee work force includes approximately 600 in Illinois.

Dynegy’s 2004 guidance estimates assumed that the sale of Illinois Power would close as of Dec. 31, 2004. The company is evaluating guidance in light of the earlier than forecasted closing, as well as other matters relating to its anticipated financial performance for 2004. An update will be provided on October 28 when Dynegy announces third quarter 2004 results.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling 11,885 megawatts of net generating capacity and gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day.

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DYNEGY ANNOUNCES COMPLETION OF ILLINOIS POWER SALE

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the timing of the company’s updated guidance and the amount of the company’s projected debt at the end of 2004. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the ability of the company further reduce its debt to achieve the projected amount and to issue updated guidance in the anticipated timeframe. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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